Exhibit 10.71
EXECUTION COPY
Sale of Riverfront Plaza
Richmond, Virginia
* * *
PURCHASE AND SALE AGREEMENT
BETWEEN
COMMERZ GRUNDBESITZ-INVESTMENTGESELLSCHAFT mbH, A LIMITED
LIABILITY COMPANY UNDER GERMAN LAW, ACTING AS INVESTMENT
COMPANY FOR THE ACCOUNT OF THE GERMAN OPEN-ENDED REAL ESTATE
INVESTMENT FUND HAUS-INVEST GLOBAL,
AS SELLER
AND
HINES RIVERFRONT PLAZA LP,
AS PURCHASER
* * * *
Dated as of October 31, 2006

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SCHEDULES AND EXHIBITS
Exhibits
Exhibit A – Legal Description
Exhibit B – List of Leases
Exhibit B-1 – List of Security Deposits
Exhibit B-2 – List of Leasing Commissions and Free Rent
Exhibit B-3 – List of Amounts Actually Billed to Tenants for month of October, 2006
Exhibit C – List of Service Contracts
Exhibit D – Escrow Agreement
Exhibit E-1 – Form of Tenant Estoppel Certificate
Exhibit E-2 – Form of Seller’s Estoppel Statement
Exhibit F – Form of Special Warranty Deed
Exhibit G – Form of Bill of Sale
Exhibit H – Form of Assignment and Assumption Agreement
Exhibit I – Form of Tenant Notification Letter
Exhibit J – Form of Post-Closing Escrow Agreement
Exhibit K – Metropolitan Loan Documents
Exhibit L – Expedited Arbitration Provisions
Exhibit M – Form of Withholding Escrow Agreement
Schedules
Schedule 3.1 — Permitted Exceptions
Schedule 3.2 — Schedule B – Section 1 of Title Commitment
Schedule 5.3 — Property Information
Schedule 6.1.3 — Litigation
Schedule 6.1.7 — Lease Defaults
Schedule 6.1.8 — Violations
Schedule 6.1.11 — Warranties and Guaranties
Schedule 9.5.3 — Rents and Other Outstanding Amounts Under Leases
Schedule 9.5.6-1 — Seller’s Tenant Allowance Credit Obligations
Schedule 9.5.6-2 — Tenant Improvement Allowance/Leasing Commission Escrow Amounts

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PURCHASE AND SALE AGREEMENT
     This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of October ___, 2006 (the “Effective Date”), by and between COMMERZ GRUNDBESITZ-INVESTMENTGESELLSCHAFT mbH, a limited liability company under German law, acting as investment company for the account of the German open-ended real estate investment fund HAUS-INVEST Global (“Seller”), and HINES RIVERFRONT PLAZA LP, a Delaware limited partnership (“Purchaser”).
ARTICLE 1 PURCHASE AND SALE OF PROPERTY
     On the terms and conditions stated in this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller all of the following described property (collectively, the “Property”):
     1.1 Land. Seller’s fee simple interest in and to all of that certain tract of land situated in the Commonwealth of Virginia, and described more particularly in Exhibit A attached hereto and incorporated herein by reference, together with all rights and appurtenances pertaining to such land, including, without limitation, all of Seller’s right, title and interest in and to (i) all minerals, oil, gas, and other hydrocarbon substances thereon, (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed, (iii) all easements, privileges, and hereditaments, whether or not of record, and (iv) all access, air, water, riparian, development, utility, and solar rights (collectively, the “Land”);
     1.2 Improvements. Two (2) twenty-one (21) story office buildings of approximately 949,873 rentable square feet in the aggregate, situated at 901 and 951 E. Byrd Street, Richmond, Virginia 23219, and all other improvements and structures constructed on the Land (collectively, the “Improvements”);
     1.3 Personal Property. All of Seller’s right, title and interest in and to (specifically excluding any property owned by tenants under leases) the following (collectively, the “Personal Property”):
          1.3.1 mechanical systems, fixtures and equipment comprising a part of or attached to or located upon the Improvements;
          1.3.2 maintenance equipment and tools, if any, owned by Seller and used exclusively in connection with, and located in or on, the Improvements;
          1.3.3 site plans, surveys, plans and specifications, marketing materials and floor plans in Seller’s possession which relate to the Land or Improvements;
          1.3.4 pylons and other signs situated on or at the Land or Improvements, including signs related to the Improvements located in public rights of way by permission;
          1.3.5 all books and records containing the operating expenses of the Property to the extent in Seller’s possession or control;

          1.3.6 all trademarks, service mark and other intellectual property rights used in connection with the Improvements, including without limitation, the “Riverfront Plaza” name and logo; and
          1.3.7 other tangible personal property owned by Seller and used exclusively in connection with, and located in or on, the Land or Improvements;
     1.4 Leases. Seller’s interest in all leases, rental agreements, licenses, license agreements and other occupancy agreements with tenants occupying all or any portion of the Improvements , and all amendments thereto and all guarantees thereof (collectively, the “Leases”), a current list of which is attached hereto as Exhibit B; and all security deposits held by Seller in connection with the Leases and not applied pursuant to the terms thereof, a current list of which is attached hereto as Exhibit B-1;
     1.5 Contracts. Subject to Section 7.1 hereof, Seller’s interest in all contract rights related to the Land, Improvements, Personal Property or Leases that will remain in existence after Closing (as hereinafter defined), to the extent assignable, including, without limitation, Seller’s interest in the following: parking, maintenance, construction, architectural, parking, supply or service contracts, warranties, guarantees and bonds and other agreements related to the Improvements, Personal Property, or Leases, but expressly excluding the existing property management agreement with Boston Properties, Inc., as manager, and the existing leasing agreement with Dominion Realty Partners (formerly known as Daniel Realty Services, LLC), as leasing agent, each of which will be terminated as of the time of Closing (collectively, the “Contracts”), a current list of which is attached hereto as Exhibit C; and
     1.6 Permits. Seller’s right, title and interest in all permits, licenses, certificates of occupancy, and governmental approvals which relate to the Land, Improvements, Personal Property, Leases, or Contracts, to the extent assignable (collectively, the “Permits”).
ARTICLE 2 PURCHASE PRICE AND DEPOSIT
2.1 Purchase Price.
          2.1.1 The purchase price for the Property to be paid by Purchaser to Seller is Two Hundred Seventy Seven Million Five Hundred Thousand and 00/100 Dollars ($277,500,000.00) (the “Purchase Price”). The cash due at Closing on account of the Purchase Price shall be subject to adjustments and credits as specifically set forth in this Agreement. The Purchase Price will be payable by wire transfer of immediately available funds at the Closing and a portion of the Purchase Price shall be deposited into the Post Closing Escrow and the Withholding Escrow in accordance with Sections 15.19 and 7.6 of this Agreement respectively.
          2.1.2 The Property is currently encumbered by a Deed of Trust, Security Agreement and Fixture Filing (the “Deed of Trust”), executed January 16, 1998 but effective as of January 22, 1998, made by Boston Properties Limited Partnership (predecessor-in-interest to Seller) in favor of Patrick J. Milmoe and William A. Walsh, Jr., as trustees, for the benefit of

Metropolitan Life Insurance Company (“Metropolitan”), as beneficiary, as modified and restated by that certain Modification and Restatement of Deed of Trust, Security Agreement and Fixture Filing made as of May 16, 2005 by Seller, David W. Briggs and LaFonte Nesbitt, as trustees, for the benefit of Metropolitan, as beneficiary. The Deed of Trust secures that certain loan (the “Metropolitan Loan”) made by Metropolitan to Boston Properties Limited Partnership (predecessor-in-interest to Seller) in the original principal amount of One Hundred Twenty One Million Eight Hundred Thousand Dollars ($121,800,000), which Metropolitan Loan is evidenced by that certain Promissory Note executed January 16, 1998 by Boston Properties Limited Partnership (predecessor-in-interest to Seller) in favor of Metropolitan, which Promissory Note was assigned to Seller by that certain Assignment and Assumption Agreement dated as of May 16, 2005 between and among Boston Properties Limited Partnership, Seller, Metropolitan and David W. Briggs and LaFonte Nesbitt, as trustees, and which Promissory Note was modified and restated by that certain Modification and Restatement of Promissory Note, made as of May 16, 2005 by Seller and Metropolitan, the outstanding principal amount of which is $135,900,000 as of October 1, 2006 (the “Note”). At Closing, the Property shall be transferred to Purchaser subject to the Deed of Trust. It shall be a condition to Closing that prior thereto Metropolitan shall have consented (the “Metropolitan Consent”) to (a) the transfer of the Property by Seller to Purchaser (or its assignee) and to Purchaser’s (or its assignee’s) assumption of the obligations of Seller first arising as of the Closing Date under the Metropolitan Loan Documents (as defined in Section 6.1.9), subject to any non-recourse provisions contained in the Metropolitan Loan Documents, but without any requirement for any modifications thereto other than (x) certain changes to the permitted entity transfer provisions permitting internal transfers of direct and indirect interests in Purchaser, as required by Purchaser, and (y) the waiver of any requirement by Metropolitan for any Liable Party (as defined in the Deed of Trust), other than Purchaser, in connection with the Metropolitan Loan, and (b) the release of Seller from all liability arising under the Metropolitan Loan Documents after Closing, such consents and release to be evidenced by an agreement to be executed and delivered at Closing among Purchaser, Seller and Metropolitan (the “Loan Assumption Agreement”). Purchaser and Seller (at no cost to Seller other than the administrative costs associated with providing information) shall provide Metropolitan with such information as it may require in connection with providing the Metropolitan Consent, Purchaser hereby confirming that it has provided Metropolitan with all such information requested by Metropolitan from Purchaser prior to the date hereof. At all times Purchaser shall use its commercially reasonable efforts and act in good faith to obtain the modifications set forth in clause (a) and the release set forth in clause (b) of this Section 2.1.2.
          2.1.3 At least one Business Day prior to the Closing Date, Seller shall provide Purchaser with a letter issued by Metropolitan, which letter shall set forth as of the Closing Date the outstanding principal balance of the Metropolitan Loan, together with any accrued but unpaid interest thereon, if any (collectively, the “Metropolitan Amount”), and the amount of the actual “Prepayment Fee” (as such term is defined in the Note). At Closing, upon the execution and delivery of the Loan Assumption Agreement by Metropolitan and Purchaser, Seller shall pay to Purchaser, as a credit against the Purchase Price, the Metropolitan Amount.
     2.2 Deposit.

          2.2.1 Within three (3) Business Days (as defined in Section 15.11) following the Effective Date of this Agreement, Purchaser shall deposit with Commonwealth Land Title Insurance Company, 1015 15th Street N.W., Suite 300, Washington, D.C. 20005, Attn: David P. Nelson (the “Escrow Agent”) by bank wire transfer the sum of Twenty Seven Million Seven Hundred Fifty Thousand and 00/100 Dollars ($27,750,000.00), as a non-refundable deposit (except as otherwise specifically provided herein) to assure Purchaser’s performance hereunder (together with all interest thereon, the “Deposit”). Prior to making the Deposit, Seller, Purchaser and the Escrow Agent shall enter into an escrow agreement substantially in the form of Exhibit D attached hereto (the “Escrow Agreement”). Purchaser’s failure timely to deposit any amount required pursuant to this Section 2.2.1 shall be deemed a default under this Agreement entitling Seller immediately and without notice to terminate this Agreement as its sole remedy.
          2.2.2 Escrow Agent shall place the Deposit in an interest-bearing escrow account at a federally-insured commercial bank acceptable to both Seller and Purchaser. The Escrow Agent shall hold the Deposit in accordance with this Agreement and the Escrow Agreement. At Closing (as defined below), Escrow Agent shall deliver the Deposit to Seller and credit the Deposit against the Purchase Price.
ARTICLE 3 TITLE AND SURVEY
     3.1 State of Title to be Conveyed. Title to the Property shall be conveyed to Purchaser at Closing in fee simple by Special Warranty Deed, free and clear of any and all liens, mortgages, deeds of trust, security interests and other encumbrances, except for those items identified on Schedule 3.1 attached hereto (the “Permitted Exceptions”).
     3.2 Title Commitment and Survey. Purchaser hereby acknowledges receipt of (i) a commitment for owner’s title insurance policy for the Property, issued by Commonwealth Land Title Insurance Company, c/o Commonwealth Land Title Insurance Company, 1015 15th Street N.W., Suite 300, Washington, D.C. 20005 (the “Title Company”), under Commitment No. 06-001712, dated with an effective date of October 26, 2006 and revised on October 27, 2006 (the “Title Commitment”), identifying no exceptions to title other than the Permitted Exceptions, together with copies of all instruments giving rise to any liens, encumbrances, defects or other exceptions to title noted therein; and (ii) a survey of the Property prepared by Landmark-fleet Surveyors, P.C. dated September 25, 2006, as the same may be updated (the “Survey”), identifying no exceptions to title other than the Permitted Exceptions. Provided Seller satisfies, to the extent required by the Title Company, the requirements applicable to Seller listed on Schedule B – Section 1 of the Title Commitment and extracted on Schedule 3.2 attached hereto on or before Closing (including, without limitation, providing all documents and information to the Title Company and taking all other actions as may be required to remove and discharge of record the mechanics’ lien referenced in Item 11 of Schedule 3.2, or to cause the same to be bonded or insured over), Purchaser hereby accepts the state of title and survey as reflected in the Title Commitment and Survey and waives any claim of defect or other title or survey objection based on matters revealed in the aforesaid Title Commitment or Survey. Purchaser must accept title to the Property subject to all Additional Permitted Exceptions, and Purchaser hereby waives any claim of defect, title objection, or right to terminate this Agreement with respect to any and all Additional Permitted Exceptions. As used herein, the term “Additional Permitted

Exceptions” means exceptions to title which are not Permitted Exceptions and which satisfy all of the following conditions: (a) arise after the date of the Title Commitment and (b) are not caused by any act or omission of Seller and (c) do not, in Purchaser’s reasonable opinion, have a material adverse affect on the marketability of title to the Property.
ARTICLE 4 PROPERTY INFORMATION
     4.1 Property Information. Seller has delivered, or otherwise made available, as appropriate, to Purchaser, for Purchaser’s review, prior hereto, copies of all Leases, Contracts, Permits, studies and other information pertaining to the Property in Seller’s possession (collectively, the “Property Information”). Purchaser shall keep such Property Information confidential, subject to Purchaser’s right to disseminate Property Information to or among the parties listed in Section 15.17 of this Agreement, and subject to the restrictions set forth in Section 15.17. Seller makes no representation or warranty as to the truth or accuracy of the Property Information provided to Purchaser, except as otherwise expressly provided in this Agreement.

ARTICLE 5 PURCHASER’S DUE DILIGENCE
     5.1 Access and Inspection Period.
          5.1.1 Purchaser’s access to the Property from and after the Effective Date shall be governed by the terms of this Agreement and shall be subject to the terms and conditions (including, but not, limited to, security and access restrictions) of all Leases of all or any portion of the Property, and such other terms and conditions as Seller may reasonably require. Purchaser shall not interfere with Seller’s operations at the Property and the rights of tenants of the Property. Purchaser shall not alter or damage the Property in any manner and Purchaser shall not permit any mechanics’ liens to be filed against all or any part of the Property as a result of the actions of Purchaser, its agents, consultants or representatives. Purchaser shall notify Seller’s senior property manager, Frank Mathews of Boston Properties (telephone: (804) 780-0800) at least one (1) Business Day prior to any proposed physical inspections and proposed contacts with tenants or subtenants. Frank Mathews or any other person Seller designates shall coordinate such inspections as well as any conversations or visits with tenants or subtenants and shall have the right to be in attendance at all inspections, conversations and visits, and Seller shall make such person reasonably promptly available.
          5.1.2 Purchaser, in its sole and absolute discretion, may terminate this Agreement for any reason (other than reasons based solely on the physical condition [other than the environmental condition] of the Property, Purchaser hereby waiving any right to terminate this Agreement based on the physical condition [other than the environmental condition] of the Property) by delivering to Seller a written notice of termination (a “Section 5.1.2 Termination Notice”) at any time during the period (“Inspection Period”) commencing on the Effective Date and ending at 5:00 p.m., Eastern Daylight Savings Time, on November 3, 2006 (the “Expiration of the Inspection Period”), and if the Section 5.1.2 Termination Notice is received by Seller prior to the Expiration of the Inspection Period, then this Agreement shall terminate, the Deposit shall be returned to Purchaser, and Seller and Purchaser shall have no further obligations hereunder except for the those obligations which specifically survive termination of the Agreement. If Purchaser does not terminate this Agreement before the Expiration of the Inspection Period, Purchaser shall have waived its right to terminate this Agreement under this Section 5.1.2. Purchaser acknowledges and agrees that time shall be of the essence with respect to the giving of the Section 5.1.2 Termination Notice and if the Section 5.1.2 Termination Notice is not timely received by Seller prior to the Expiration of the Inspection Period, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 5.1.2.
     5.2 Indemnity. Purchaser hereby agrees to indemnify, defend, and hold harmless Seller, its partners, members, affiliates, property manager, and their respective officers, directors, agents, employees, and representatives (collectively, the “Indemnified Parties”) from and against any and all liens, claims, or damages of any kind or nature, including any demands, actions or causes of action, assessments, losses, costs, expenses, liabilities, interest and penalties, and attorneys’ fees suffered, incurred, or sustained by any of the Indemnified Parties caused by Purchaser, its agents or representatives with respect to any due diligence activities pursuant to this Agreement or undertaken prior to the Effective Date; provided that Purchaser’s obligations hereunder shall not apply to the discovery of any pre-existing conditions (including environmental conditions) on the Property to the extent that the activities of Purchaser, its agents and representatives do not exacerbate any such condition. Purchaser will promptly restore the Property to its condition before any damages that may have been caused by Purchaser or its agents or representatives in the conduct of the review. Notwithstanding anything set forth herein to the contrary, the indemnification and restoration obligations of Purchaser in this Section shall survive for a period of six (6) months after Closing or the earlier termination, for any reason, of this Agreement. Prior to any entry onto the Property, Purchaser shall obtain and deliver to Seller a certificate of liability and property damage insurance naming Seller and Seller’s property manager as additional insureds, with combined single limit of coverage not less than Five Million Dollars ($5,000,000), issued by a company authorized to do business in the Commonwealth of Virginia.
     5.3 Property Information. Seller has delivered to Purchaser or made available for Purchaser’s inspection at the Property, all of the materials described on Schedule 5.3 hereof (collectively, the “Property Information”). Purchaser shall keep such Property Information confidential, subject to Purchaser’s right to disseminate Property Information to or among the parties listed in Section 15.17.2 of this Agreement. Except as otherwise expressly provided in this Agreement, Seller makes no representation or warranty as to the truth, accuracy or completeness of the Property Information.
     5.4 As Is, Where Is.
          5.4.1 Except as provided in the express representations and warranties of Seller set forth in Article 6 and in any other express provision in this Agreement to the contrary, and except for the warranty set forth in the Deed (the “Express Representations”), Seller does not, by the execution and delivery of this Agreement, and Seller shall not, by the execution and delivery of any document or instrument executed and delivered in connection with Closing, make any representation or warranty, express or implied, of any kind or nature whatsoever, with respect to the Property, and all such warranties are hereby disclaimed.
          5.4.2 Without limiting the generality of the foregoing, other than the Express Representations, Seller makes, and shall make, no express or implied warranty as to matters of zoning, acreage, tax consequences, physical or environmental condition (including, without limitation, laws, rules, regulations, orders and requirements pertaining to the use, handling, generation, treatment, storage or disposal of any toxic or hazardous waste or toxic, hazardous or regulated substance), valuation, governmental approvals, governmental regulations or any other matter or thing relating to or affecting the Property (collectively, the “Disclaimed Matters”).
          5.4.3 Notwithstanding anything to the contrary set forth in this Agreement, the Property, including without limitation the roofs, all structural components, all heating, ventilating, air conditioning, mechanical, plumbing, and electrical systems, fire and life safety and all other parts of the buildings constituting a portion of the Property, shall be conveyed to Purchaser, and Purchaser shall accept same, in their “AS IS” “WHERE IS” condition on the Closing Date, “WITH ALL FAULTS” and “SUBJECT TO ALL DEFECTS.” Purchaser acknowledges that Seller’s willingness to sell the Property to Purchaser at the Purchase Price has been induced, in part, by the agreement of Purchaser to purchase the Improvements and the

Personal Property in such “AS IS” condition. Purchaser hereby acknowledges, represents and warrants that it is not in a disparate bargaining position with respect to Seller in connection with the transaction contemplated hereby, that Purchaser freely and fairly agreed to the waivers and conditions of this Section 5.4.3 as part of the negotiations of this Agreement, and Purchaser has been represented by adequate legal counsel in connection herewith and has conferred with such legal counsel concerning the waivers and other conditions of this Section.
          5.4.4 Without in any way limiting any provision of this Section, Purchaser specifically acknowledges and agrees that, except with respect to the Express Representations and the obligations of Seller set forth in Section 6.1 hereof and any other provisions of this Agreement to the contrary, Purchaser hereby waives, releases and discharges any claim it has, might have had or may have against Seller with respect to (a) the Disclaimed Matters, (b) the condition of the Property as of the Closing Date, (c) the past, present or future condition or compliance of the Property with regard to any environmental protection, pollution control or land use laws, rules, regulations, orders or requirements, or (d) any other state of facts that exists with respect to the Property. Notwithstanding the foregoing, nothing contained in this Section 5.4 shall be construed to limit Purchaser’s right to implead Seller into any lawsuit in which Purchaser has been named by a governmental entity or other third party as the result of the condition or compliance of the Property with regard to any environmental protection or pollution control laws, rules, regulations, orders or requirements during the period Seller owned the Real Property.
ARTICLE 6 REPRESENTATIONS AND WARRANTIES.
     6.1 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser as of the Effective Date of this Agreement as follows:
          6.1.1 Organization. Seller is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business in, and is in good standing under, the laws of the State of Virginia.
          6.1.2 Authority/Consent. Except as provided below, Seller possesses all requisite power and authority, and has taken or will by Closing have taken all actions required by its organizational documents and applicable law, to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.
          6.1.3 Litigation. Except as disclosed on Schedule 6.1.3 attached hereto, to Seller’s knowledge, no action, suit or other proceeding (including, but not limited to, any condemnation action) is pending or has been threatened in writing that concerns or involves the Property.
          6.1.4 Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller’s knowledge, threatened, against Seller.

          6.1.5 Other Sales Agreements. Seller has not entered into any other contract to sell the Property or any part thereof (or any options or rights of first offer or refusal) which is currently in effect.
          6.1.6 Contracts. Attached hereto as Exhibit C is a complete, true and correct list of all material contracts or material agreements and, to Seller’s knowledge, all other contracts and agreements, with respect to or affecting the operation and ownership of the Property including, without limitation, maintenance, service and utility contracts. Except for the contracts referenced on the list of Contracts attached hereto as Exhibit C, there are no material contracts or material agreements, or to Seller’s knowledge, any other contracts or agreements, of construction, employment, management, leasing, brokerage, commission, service, or supply in effect which will affect the Property or operations of the Property after Closing. As used in this Section 6.1.6 only, the term “material” means any contract or agreement requiring annual expenditures of more than $25,000.
          6.1.7 Leases. Attached hereto as Exhibit B is a complete, true and correct list of all Leases, and true and correct copies of all such Leases have been delivered to Purchaser prior to the execution of this Agreement. Except for the Leases referenced on the list of Leases attached hereto as Exhibit B and leases, amendments or other occupancy agreements which may be entered into by Seller pursuant to Section 7.1 hereof, there are no leases, rental agreements, licenses, license agreements or other occupancy agreements with tenants in effect which will affect the Property after Closing. To Seller’s knowledge, each Lease is in full force and effect in accordance with its terms, and no rent has been paid more than one month in advance. To Seller’s knowledge, except as may be described in Schedule 6.1.7 attached hereto, there exists no default by Seller or any tenant under any of the Leases. To Seller’s knowledge, Exhibit B-2 hereto identifies all outstanding leasing commissions payable with respect to the Leases, and no other brokerage or leasing commissions or other compensation is due or payable with respect to or on account of any of the Leases. Except as set forth on Schedules 9.5.6-1 and 9.5.6-2 and in the Leases, (i) to Seller’s knowledge, no tenant is entitled to any concession, rebate, tenant improvement allowance, period of free occupancy, or period free of rent under its Lease or any other agreement with Seller, and (ii) to Seller’s knowledge, each tenant has accepted the premises covered by its Lease and is in possession of such premises in accordance with its Lease. Except as set forth on Schedules 9.5.6-1 and 9.5.6-2, to Seller’s knowledge all initial construction and installation work required of the landlord under the Leases has been fully performed, paid for, and accepted by each tenant. Attached hereto as Exhibit B-3 is a true and complete list of all amounts actually billed by Seller to tenants under Leases for the month of October, 2006.
          6.1.8 Violations of Law. Except as disclosed on Schedule 6.1.8 attached hereto, to Seller’s knowledge, Seller has not received written notice from any governmental authority of any material violation of any federal, state, county or municipal laws, ordinances, orders, regulations and requirements affecting the Property or any portion thereof (including the conduct of business operations thereon) which are unresolved.
          6.1.9 Metropolitan Loan. All documents, instruments and agreements evidencing or relating to the Metropolitan Loan are listed on Exhibit K attached hereto and made a part hereof (collectively, the “Metropolitan Loan Documents”). Seller has delivered to Purchaser complete and accurate copies of all such Metropolitan Loan Documents. Seller has not received any written notice from Metropolitan asserting a default under the Metropolitan Loan Documents which remains uncured or outstanding, and to Seller’s knowledge no default by Seller exists under the Metropolitan Loan Documents.
          6.1.10 Prohibited Persons/Patriot Act. (i) Seller is not a person and/or entity with whom Purchaser, a U.S. company or person, is restricted from doing business under the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq.; the Trading with the Enemy Act, 50 U.S.C. App. § 5; any executive orders promulgated thereunder; any implementing regulations promulgated thereunder by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) (including those persons and/or entities named on OFAC’s List of Specially Designated Nationals and Blocked Persons (the “SDN List”)); or any other applicable law of the United States, and (ii) to the best of Seller’s knowledge, Seller did not purchase the property with funds that were derived from any unlawful activity.
          6.1.11 Warranties. To Seller’s knowledge, Schedule 6.1.11 contains a true and complete list of all guaranties and warranties that are currently in effect with respect to the Property.
     6.2 Purchaser’s Representations and Warranties. Purchaser represents to Seller, as of the Effective Date of this Agreement as follows:
          6.2.1 Organization. Purchaser is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization.
          6.2.2 Authority/Consent. Purchaser possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and to consummate the transactions contemplated in this Agreement.
          6.2.3 Prohibited Persons/Patriot Act. (i) Purchaser is not a person and/or entity with whom Seller, a U.S. company or person, is restricted from doing business under the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq.; the Trading with the Enemy Act, 50 U.S.C. App. § 5; any executive orders promulgated thereunder; any implementing regulations promulgated thereunder by OFAC (including those persons and/or entities named on the SDN List); or any other applicable law of the United States, and (ii) none of the funds to be used in connection with the purchase of the property have been derived from any unlawful activity.
     6.3 Knowledge. For purposes of this Agreement, the phrase “to Seller’s knowledge” means the present, actual knowledge of Stanley Shashoua and Joe Cianciotta of HRO Asset Management LLC (“Asset Manager”), each of whom has been actively involved in the management of the Property on behalf of the Asset Manager, as asset advisor to Seller, without investigation or review of files relating to the Property. Such persons shall not have any personal liability for any matter set forth in this Agreement. Seller represents and warrants to Purchaser that the individuals named in this Section 6.3 are knowledgeable representatives of Asset Manager with respect to the Property, its leasing and operation.
ARTICLE 7 COVENANTS OF SELLER PRIOR TO CLOSING.
     7.1 Operation of Property. From the Effective Date until the Closing, Seller shall operate the Property in accordance with the terms of this Section 7.1.
          7.1.1 From the Effective Date until the Closing, Seller shall continue to operate, maintain and repair the Property in the ordinary course of business and in the same manner as Seller has maintained and operated the Property in the past twelve (12) months, but shall not take any of the following actions after the Effective Date without the prior written consent of Purchaser, which consent (i) prior to the expiration of the Inspection Period, shall not be unreasonably withheld, conditioned or delayed, and (ii) after the expiration of the Inspection Period may be withheld, conditioned or denied in Purchaser’s sole and absolute discretion: (a) make or permit to be made any material alterations to or upon the Property, (b) enter into any contracts for the provision of services and/or supplies to the Property which are not terminable by Purchaser upon thirty (30) days’ prior written notice following the Closing, or amend or modify the Contracts in any manner, unless such Contract as amended may be terminated upon thirty (30) days’ prior written notice, (c) enter into any leases with respect to the Property or any part thereof, or extend, modify, cancel or otherwise alter any one or more of the Leases, (d) reduce or change in any material respect the level of maintenance to the Property, or (e) alter or amend the zoning classification of the Improvements. If Closing does not occur within forty-five (45) days after the Scheduled Closing Date as a result of (i) the failure of the condition precedent to Closing set forth in Section 8.1.1, (ii) the occurrence of a casualty at the Property, or (iii) a dispute between Seller and Purchaser, then notwithstanding the foregoing provisions of this Section 7.1.1, without the consent of Purchaser (1) Seller may make material alterations at the Property if required by a Lease or if needed to maintain the Property in good repair and condition or to restore a casualty; (2) Seller may renew a Contract or enter into contracts for the provision of services and/or supplies to the Property so long as such contracts are on commercially reasonable terms and conditions and are terminable by Purchaser upon thirty (30) days’ prior written notice following the Closing, and (3) Seller may enter into new leases with respect to the Property or any part thereof on then market terms, or extend one or more of the Leases on market terms, provided that such market terms shall be subject to Purchaser’s consent not to be unreasonably withheld, delayed or conditioned. Purchaser shall notify Seller of whether Purchaser consents to such market terms within ten (10) days after Purchaser has received a request for such consent from Seller. If Purchaser fails to notify Seller of whether Purchaser consents to such market terms within said ten (10) day period, such consent will be deemed granted. With respect to clause (3) of this Section 7.1.1, if Purchaser withholds, delays or conditions its consent to a new lease or an extension of the term of an expiring Lease, and Seller believes such refusal, delay or conditioning of consent was unreasonable, then Seller can institute an expedited arbitration proceeding pursuant to the provisions of Exhibit L attached hereto (an “Expedited Arbitration”), and if the arbitrator determines in such proceeding in favor of Seller, then Purchaser shall reimburse Seller for the economic loss incurred by Seller due to Purchaser’s failure to consent to such leases or extensions.

          7.1.2 Seller shall have no obligation to Purchaser to (a) bring the Property into compliance with any laws or regulations applicable to the Property, (b) make any repairs or improvements to any portion of the Property that would improve the condition of the Property beyond the condition of the Property as it exists on the Effective Date, or (c) make or perform, during the term of this Agreement, any capital repairs or replacements unless necessary to comply with the provisions of Section 7.1.1.
          7.1.3 Prior to the expiration of the Inspection Period, Purchaser shall determine which service agreements and other contracts are terminable and, among those, which Purchaser elects to have Seller terminate, and Seller will deliver notices of termination at Closing canceling such agreements if Purchaser gives Seller notice of such decision three (3) Business Days prior to the Closing Date. At Closing, Seller shall assign to Purchaser, and Purchaser shall assume, only the Contracts identified on Exhibit C hereto pursuant to the Bill of Sale and Assignment and Assumption Agreement.
     7.2 Governmental Notices. Promptly after receipt, Seller shall provide Purchaser with copies of any written notices that Seller receives with respect to (i) any condemnation or eminent domain proceedings affecting the Property; or (ii) any violation of any Environmental Law or any zoning, health, fire, safety or other law, regulation or code applicable to the Property.
     7.3 Litigation. Seller will advise Purchaser promptly of any litigation, arbitration proceeding or administrative hearing which concerns or affects the Property in any manner and which is instituted after the Effective Date.
     7.4 Insurance. Prior to Closing, Seller will maintain Seller’s existing insurance coverage with respect to the Property.
     7.5 Estoppel Certificates. Seller shall endeavor to obtain and deliver to Purchaser as soon as possible, but in all events not later than one (1) Business Day prior to the Closing Date, an estoppel certificate in substantially the form of Exhibit E-1 attached hereto from each tenant at the Property or in the form required by each tenant’s lease if such form is delivered to Seller by such tenant (provided that Seller shall initially submit to each tenant an estoppel certificate in the form of said Exhibit E-1 or in such other form as Purchaser may reasonably approve, Purchaser hereby acknowledging that Purchaser has approved a form other than the form of said Exhibit E-1 with respect to the Major Listed Tenants (as hereafter defined), and Seller shall request that each such tenant sign and return such certificate in such form) (collectively, the “Lease Certificates”). Seller’s obligation to endeavor to obtain Lease Certificates from all tenants shall include making requests therefor but shall not include the payment of any money, issuance of any default notices or any other action by Seller. As used in this Agreement, the term “Major Listed Tenants” shall mean each of Hunton & Williams LLP; Wachovia Securities Financial Holdings, LLC trading as Wachovia Bank, N.A.; LeClair Ryan; Commonwealth of Virginia, Department of Economic Development; UBS Financial, Inc.; Reed, Smith LLP; and Morgan Keegan Company, Inc.; and Deloitte & Touche USA LLP.
     7.6 Withholding.

          7.6.1 Prior to Closing, Seller intends to file a Form 8288-B, FIRPTA Withholding Certificate (the “FIRPTA Certificate”) in the form required by the Internal Revenue Service, a copy of which shall be provided to Purchaser. The FIRPTA Certificate will indicate the taxable gain, if any, that Seller will recognize upon the sale of the Property to Purchaser and the tax liability amount required to be paid to the Internal Revenue Service in connection therewith (the “Certificate Tax Amount”).
          7.6.2 In the event that Seller obtains approval by the Internal Revenue Service of the FIRPTA Certificate prior to Closing, Seller shall provide a copy of the approved FIRPTA Certificate to Purchaser and Purchaser shall withhold such amount as may be approved by the Internal Revenue Service and remit such amount to the Internal Revenue Service in accordance with its obligations set forth in Section 1461 of the Internal Revenue Code.
          7.6.3 In the event that Seller has not obtained a FIRPTA Certificate approved by the Internal Revenue Service prior to closing and delivered such approved FIRPTA Certificate to Purchaser, then pursuant to Section 4.01 of Revenue Procedure 2000-35, 2000-2 CB 211 (August 9, 2000) and the filing of such FIRPTA Certificate with the Internal Revenue Service prior to the date of sale, Purchaser is required to withhold from the sales proceeds ten percent (10%) of the gross sales proceeds derived from the sale of the Property, but is not required to pay such withheld amounts to the Internal Revenue Service pending approval of said FIRPTA Certificate by the Internal Revenue Service. Accordingly, in the event that the circumstances described in the immediately preceding sentence apply, Seller and Purchaser agree that Purchaser shall withhold ten percent (10%) of the gross sales proceeds (the “Withholding Escrowed Funds”), from the Purchase Price and pay the Withholding Escrowed Funds to the Escrow Agent, acting as withholding escrow agent (“Withholding Escrow Agent”) to hold pending approval of the FIRPTA Certificate by the Internal Revenue Service. Upon such approval of the FIRPTA Certificate by the Internal Revenue Service, Seller will cause a copy of such approval to be delivered to Purchaser, and Seller and Purchaser shall direct Withholding Escrow Agent to apply the Withholding Escrowed Funds to pay such approved tax liability (the “Final Tax Liability”) within twenty (20) days after the date of such approval. If either Seller or Purchaser fails to join in such direction to Withholding Escrow Agent within said twenty (20) day period, then, after the expiration of said twenty (20) day period, either party may unilaterally direct Withholding Escrow Agent to apply the Withholding Escrowed Funds to pay the Final Tax Liability. If the Final Tax Liability is greater than the Withholding Escrowed Funds, then Seller shall promptly pay such deficiency to the Withholding Escrow Agent for payment to the Internal Revenue Service. If the Final Tax Liability is less than the Withholding Escrowed Funds, then the Withholding Agent shall promptly pay the excess to Seller, together with the interest or income earned on the Withholding Escrowed Funds. It is anticipated that the Final Tax Liability will approximate the Certificate Tax Amount.
          7.6.4 Seller shall file or cause to be filed any and all tax returns, information returns or any other required filings in connection with the transfer on or before the due date, including any extension of time to file, of such returns with the Internal Revenue Service and timely pay any and all tax liabilities associated therewith. Seller hereby agrees to indemnify, defend and hold harmless Purchaser from and against any and all losses, liabilities, claims, damages, costs and expenses (including reasonable attorneys’ fees, interest and penalties)

incurred or realized by Purchaser and relating to the payment to the Internal Revenue Service of any such withholding tax due upon the sale of the Property by Seller to Purchaser, which obligation shall not be limited by time or amount by any provision of this Agreement; provided, however, that the foregoing indemnity shall not apply to any and all losses, liabilities, claims, damages, costs and expenses (including reasonable attorneys’ fees, interest and penalties) incurred or realized by Purchaser due to Purchaser’s failure to follow the procedures prescribed by the Internal Revenue Code with respect to amounts that have been withheld and are to be remitted to the Internal Revenue Service pursuant to Section 7.6.2 of this Agreement.
          7.6.5 In the event that the circumstances described in the first sentence of Section 7.6.3 apply, each of Seller and Purchaser agrees to execute and deliver at the Closing an escrow agreement with Withholding Escrow Agent, in the form attached hereto as Exhibit M (the “Withholding Escrow Agreement”). Such escrow agreement shall provide for the investment of the Withholding Escrowed Funds in designated investments or accounts available to the Withholding Escrow Agent and approved by Seller, and all interest or other income earned thereon shall be added to and deemed a part of the Withholding Escrowed Funds. Seller will pay all costs and expenses relating to the escrow account established pursuant to this Section 7.6.
          7.6.6 In the event that a FIRPTA Certificate is not filed in accordance with this Section 7.6 prior to Closing, Purchaser shall withhold ten percent (10%) of the gross sales proceeds from the Purchase Price and remit such amount to the Internal Revenue Service in accordance with its obligations set forth in Section 1461 of the Internal Revenue Code.
          7.6.7 The provisions of this Section 7.6 shall survive the Closing.
ARTICLE 8 CONDITIONS PRECEDENT TO CLOSING.
     8.1 Conditions Precedent to Purchaser’s Obligation to Close. Purchaser’s obligation to purchase the Property is subject to satisfaction on the Closing Date (as such date may be extended as provided herein) of the following conditions, any of which may be waived in writing by Purchaser in Purchaser’s sole and absolute discretion.
          8.1.1 Title. A final examination of the title to the Real Property shall disclose no title exceptions except for the Permitted Exceptions (and Additional Permitted Exceptions, if any), matters caused by Purchaser or its activities on the Property, or other matters approved in writing by Purchaser. There shall be no material adverse change in the matters reflected in the Survey. In addition, the title insurance company conducting the title examination shall be prepared to issue to Purchaser, at standard rates, an ALTA Form B (1992) owner’s title insurance policy in the amount of the Purchase Price, insuring that the fee simple estate to the Property is vested in Purchaser, subject only to the Permitted Exceptions (and Additional Permitted Exceptions, if any), matters caused by Purchaser or its activities on the Property, or other matters approved in writing by Purchaser.
          8.1.2 Required Estoppels. At least one (1) Business Day prior to the Closing Date, Seller shall have obtained and delivered to Purchaser a Lease Certificate duly executed by or on behalf of, (a) Wachovia Securities Financial Holdings, LLC trading as Wachovia Bank,

N.A., Hunton & Williams LLP and LeClair Ryan, and (b) other tenants under Leases at the Property covering fifty percent (50%) of the remaining rentable office and retail square footage of the Improvements that are subject to Leases as of the Closing, exclusive of the rentable office and retail square footage leased to the tenants set forth in clause (a) of this Section 8.1.2, (i.e., said 50% being equal to 109,781 rentable square feet) (collectively, the “Required Estoppels”). Notwithstanding anything to the contrary contained herein, Purchaser shall not be obligated to accept any Lease Certificate as satisfying the requirements of this Section 8.1.2 (an “Unacceptable Lease Certificate”) which discloses any materially adverse matters that are not disclosed in Seller’s representations and warranties hereunder or in the applicable Leases, and if such Lease Certificate is deemed to be an Unacceptable Lease Certificate, the same shall not apply to the satisfaction of the condition to Closing set forth in this Section 8.1.2; provided, however, that the foregoing shall not limit Seller’s right to deliver a Seller’s Estoppel Statement pursuant to Section 8.3.2 of this Agreement in lieu of any Unacceptable Lease Certificate. In any Lease Certificate, other than any Lease Certificate relating to a Major Listed Tenant, any omission, qualification or limitation of or to the statement set forth in paragraph 17 of the form of certificate attached as Exhibit E-1, shall not cause a Lease Certificate to be deemed an Unacceptable Lease Certificate.
          8.1.3 Delivery of Closing Documents. Seller shall have delivered each of the Closing Documents required to be delivered under Section 9.2.1 of this Agreement.
          8.1.4 Covenants. Seller shall have performed and observed, in all material respects , all covenants of Seller under this Agreement.
          8.1.5 Representations and Warranties. All representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.
          8.1.6 Metropolitan Consent. The Metropolitan Consent shall have been obtained, and Purchaser, Seller and Metropolitan shall have agreed upon the terms and conditions of the Loan Assumption Agreement in accordance with the provisions of Section 2.1.2.
     8.2 Conditions Precedent to Seller’s Obligation to Close. Seller’s obligation to sell the Property is subject to satisfaction, on or before the Closing Date (as such date may be extended as provided herein) of the following conditions, any of which may be waived in writing by Seller, in Seller’s sole and absolute discretion:
          8.2.1 Covenants. Purchaser shall have performed and observed, in all material respects, all covenants of Purchaser under this Agreement.
          8.2.2 Representations and Warranties. All representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.
     8.3 Failure of a Condition.

          8.3.1 In the event that any condition precedent to Closing has not been satisfied on or before the Closing Date, then the party whose conditions to Closing have not been satisfied (the “Unsatisfied Party”) shall give notice to the other party of the condition or conditions which the Unsatisfied Party asserts are not satisfied, and the Closing shall be extended for up to ten (10) Business Days to permit the satisfaction of any such unsatisfied conditions. If the conditions specified in such notice are not satisfied within ten (10) Business Days after receipt of such notice, then either party may terminate this Agreement, whereupon the Deposit shall be promptly refunded to Purchaser and thereafter neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination), except if such failure of a condition is due to a default by one of the parties, in which event the non-defaulting party shall have those rights and remedies set forth in Article 11. Notwithstanding anything contained herein to the contrary, if any of the conditions precedent to Purchaser’s obligation to close, as set forth in Section 8.1 hereof, are not satisfied within the ten (10) Business Day period specified above and the same are reasonably susceptible of being cured, Seller shall have the right to extend such period in which to satisfy the unsatisfied condition for a period of up to thirty (30) additional days, by giving notice thereof to Purchaser within such ten (10) Business Day period. It is understood and agreed that the failure of any condition set forth in Section 8.1.1 hereof (Title) that is not reasonably susceptible of being cured within the time allotted shall not constitute a default, breach of a covenant or other failure to perform by Seller hereunder unless such failure was caused by an act or omission of Seller.
          8.3.2 If one or more of the Required Estoppels are not obtained and delivered pursuant to the condition set forth in Section 8.1.2 hereof (or as otherwise specifically provided in Section 8.1.2) and such condition remains unsatisfied after the passage of the cure periods set forth in Section 8.3.1 above, then Seller shall have the right, but not the obligation, to deliver to Purchaser a certificate in the form of Exhibit E-2 attached hereto (a “Seller’s Estoppel Statement”) executed by Seller in place of such Required Estoppel(s) that Seller is unable to obtain in satisfaction of such condition, the representations and warranties of which shall survive the Closing for a period of six (6) months; provided that, if Seller elects to deliver any such Seller estoppel with respect to a Named Required Tenant, Purchaser shall have the right, in Purchaser’s discretion, to (a) accept such Seller estoppel in satisfaction of such closing condition and proceed to Closing, or (b) reject such Seller estoppel, in which event the condition set forth in Section 8.3.1 will be deemed not to have been satisfied with respect to such Named Required Tenant and Purchaser shall have the right to terminate this Agreement, whereupon the Deposit shall be promptly refunded to Purchaser and thereafter neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination). If Seller provides a Seller estoppel pursuant to this Section 8.3.2, then Seller shall have the right at any time to substitute a Lease Certificate which is subsequently obtained from the tenant or tenants, and which satisfies the requirements of Section 8.1.2 above, in replacement of the corresponding Seller’s estoppel previously delivered by Seller. As used herein, “Named Required Tenant” shall mean each of Wachovia Bank, N.A. (Wachovia Securities), Hunton & Williams LLP and LeClair Ryan.
          8.3.3 If the transaction contemplated by this Agreement closes, the parties shall be deemed to have waived any and all unmet or unsatisfied conditions, other than any unmet or unsatisfied conditions arising out of a breach by either party of any of its representations and warranties hereunder of which the other party has no knowledge as of Closing.
8.4 Representations and Warranties.
          8.4.1 All representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date and shall be updated and remade at Closing by delivery of a certificate of representations and warranties, subject to changes not willfully caused by Seller (e.g., a notice of condemnation) and changes in the ordinary course of business, including, but not limited to, changes as a result of leases, lease terminations, amendments and other occupancy agreements which may be entered into by Seller pursuant to Section 7.1 hereof.
          8.4.2 If any of Seller’s representations or warranties set forth in Section 6.1 hereof is not true and correct in all material respects as of the Closing Date, Purchaser shall notify Seller of such inaccuracy and shall include in such notice (the “Section 8.4.2 Notice”) an estimate of an amount determined by Purchaser in good faith to compensate Purchaser for any loss or damage to Purchaser resulting from such representation or warranty being untrue (such amount, the “Appropriate Compensation Amount”). Promptly following receipt of such Section 8.4.2 Notice (and in all events prior to Closing), Seller shall notify Purchaser whether Seller, in its sole discretion, elects to compensate the Purchaser for all loss or damage to Purchaser resulting from such representation or warranty being untrue (an “Election to Compensate”). If Seller exercises its Election to Compensate, Seller and Purchaser shall use good faith efforts to agree on the Appropriate Compensation Amount, and, if they are unable to so agree within five (5) Business Days after Seller’s notification of its Election to Compensate, the dispute shall be referred for determination by Expedited Arbitration, and any amount not in dispute shall be promptly paid by Seller to Purchaser. In no event shall the Closing be delayed on account of (a) Purchaser’s delivery of the Section 8.4.2 Notice, (b) Seller’s delivery of its Election to Compensate (provided the same is timely delivered prior to Closing), (c) any failure to reach agreement on the Appropriate Compensation Amount or (d) any referral of such dispute to Expedited Arbitration. In the event that Closing occurs and Seller and Purchaser have not yet agreed upon the Appropriate Compensation Amount, then, upon the earlier of agreement by Seller and Purchaser on the Appropriate Compensation Amount or final determination of same by Expedited Arbitration, Seller and Purchaser shall jointly direct Escrow Agent to pay Purchaser the Appropriate Compensation Amount (less any amount previously remitted by Seller to Purchaser on account thereof) from the Post Closing Escrow. To the extent the Post Closing Escrow is, in Purchaser’s reasonable opinion, insufficient at Closing to cover the likely extent of the Appropriate Compensation Amount and all other post-Closing obligations of Seller under this Agreement (including, without limitation, under Sections 9.5 and 11.1.2 and Article 12), Seller shall deposit into the Post Closing Escrow additional sums to make the Post Closing Escrow so sufficient, such sufficiency to be determined by Expedited Arbitration in the event of dispute.
          8.4.3 If, after receipt of such Section 8.4.2 Notice, Seller fails to notify Purchaser of its Election to Compensate prior to the Closing or Seller notifies Purchaser that Seller elects not to exercise its Election to Compensate, Purchaser shall have the right, in its sole discretion, either to (i) terminate this Agreement, whereupon the Deposit shall be promptly refunded to Purchaser and thereafter neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination and, in the case of any deliberate and intentional act of Seller that causes such breach of Seller’s representations or warranties, subject to Purchaser’s right to reimbursement of its actual third-party out of pocket costs and expenses pursuant to Section 11.1.1 of this Agreement), or (ii) proceed to Closing.
          8.4.4 All representations and warranties of Seller set forth in this Agreement shall survive Closing for a period of six (6) months after Closing. In the event that after Closing but within such 6-month period Purchaser discovers a breach of Seller’s representations and warranties set forth herein, Purchaser’s sole rights and remedies with respect to such breach of Seller’s representations and warranties shall be as set forth in Section 11.1 hereof.
          8.4.5 The provisions of this Section 8.4 shall survive Closing.
ARTICLE 9 CLOSING
     9.1 Closing Date. The consummation of the transaction contemplated hereby (the “Closing”) will take place at the office of Seller’s counsel at DLA Piper US LLP, 1200 Nineteenth Street, NW, Washington, D.C. 20036-2412, on November 16, 2006, or such earlier date as Seller and Purchaser may mutually agree upon in writing (the “Scheduled Closing Date”). Notwithstanding the foregoing, Seller shall have the right to extend the Scheduled Closing Date by delivering written notice to Purchaser not later than two (2) days prior to the Scheduled Closing Date, if such extension is necessary to comply with any notice requirement applicable to the prepayment or assumption of any loan secured by the Property. TIME IS OF THE ESSENCE to close on the sale of the Property pursuant to this Agreement (i) on or before the Scheduled Closing Date, or (ii) as the same may be extended by Seller pursuant to this Section 9.1, provided, however, that Purchaser shall have a one-time right to extend the Scheduled Closing Date by three Business Days, provided that Metropolitan approves such extension. The date on which the Closing occurs is referred to herein as the “Closing Date.”
     9.2 Seller’s Obligations at the Closing. At the Closing, Seller will do, or cause to be done, the following:
          9.2.1 Closing Documents. Seller shall execute, acknowledge (if necessary) and deliver originals of the following documents:
          9.2.1.1 Special Warranty Deed in the form of Exhibit F hereto;
          9.2.1.2 Bill of Sale in the form of Exhibit G hereto;
          9.2.1.3 Assignment and Assumption Agreement in the form of Exhibit H hereto;
     9.2.1.4 Letters to each tenant under the Leases in the form and substance of Exhibit I hereto, notifying tenants of the conveyance of the Property to Purchaser and advising them that, following the Closing Date, all future payments of rent are to be made to Purchaser or at Purchaser’s direction;

     9.2.1.5 Settlement statement showing all of the payments, adjustments and prorations provided for in Section 9.5 and otherwise agreed upon by Seller and Purchaser;
     9.2.1.6 Such transfer tax forms as may be required as a condition to the recordation of the Special Warranty Deed;
     9.2.1.7 Customary form of affidavit for the benefit of the Title Company certifying (i) the absence of claims which would give rise to mechanics’ and materialmen’s liens, and (ii) that Seller and the tenants under the Leases are the only parties in possession of the Property. Seller shall also deliver to the Title Company such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the deed of conveyance;
     9.2.1.8 The Loan Assumption Agreement and such other documents as may be required in connection with the assumption of, and the release of Seller after Closing under, the Metropolitan Loan Documents, as described in Section 2.1.2;
     9.2.1.9 A certificate of representations and warranties pursuant to Section 8.4 and Section 9.2.1.11, together with such other documents and instruments as are contemplated by this Agreement or reasonably requested by Purchaser (provided that such reasonably requested documents and instruments do not increase the liabilities or obligations of Seller or decrease the rights of Seller);
     9.2.1.10 A revised Schedule 9.5.3 updated to reflect all delinquent rents and other outstanding amounts under Leases as of the Closing Date, which revised Schedule 9.5.3 shall be certified to be true and correct as of the Closing Date; and
     9.2.1.11 Post-Closing Escrow Agreement in the form of Exhibit J hereto.
          9.2.2 Original Property Information Documents. Seller will deliver to Purchaser originals within Seller’s possession of all items comprising the Property Information referenced in Article 4, including all electronic/computer programs and disks, if any.
          9.2.3 Possession. Seller will deliver possession of the Property, subject to the Leases.
          9.2.4 Keys. Seller will deliver all keys and electronic access codes in the possession or subject to the control of Seller, including, without limitation, master keys as well as combinations, card keys and cards for the security systems, if any.
          9.2.5 Costs. Seller will pay all costs allocated to Seller pursuant to Section 9.5 of this Agreement.
          9.2.6 FIRPTA Certificate and Withholding Escrow Agreement. Seller will deliver to Purchaser the FIRPTA Certificate, duly executed by Seller, together with the

Withholding Escrow Agreement, duly executed by Seller, all as more particularly described in Section 7.6 hereof.
     9.3 Purchaser’s Obligations at the Closing. At the Closing, Purchaser will do, or cause to be done, the following:
          9.3.1 Closing Documents. At Closing, Purchaser shall execute, acknowledge (if necessary) and deliver originals of the following documents:
     9.3.1.1 Bill of Sale in the form of Exhibit G hereto;
     9.3.1.2 Assignment and Assumption Agreement in the form and substance of Exhibit H hereto;
     9.3.1.3 Settlement statement showing all of the payments, adjustments and prorations provided for in Section 9.5 and otherwise agreed upon by Seller and Purchaser;
     9.3.1.4 Such transfer tax forms as may be required as a condition to the recordation of the Special Warranty Deed;
     9.3.1.5 Such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the documents required to be executed by Purchaser on behalf of Purchaser;
     9.3.1.6 The Loan Assumption Agreement and such other documents as may be required in connection with the assumption of, and the release of Seller after Closing under, the Metropolitan Loan Documents, as described in Section 2.1.2;
     9.3.1.7 The Withholding Escrow Agreement; and
     9.3.1.8 The Post Closing Escrow Agreement.
          9.3.2 Payment of Consideration. Purchaser will pay to Seller the Purchase Price in accordance with Article 2 of this Agreement, as adjusted in accordance with the provisions of this Agreement. At Closing, Purchaser shall pay to the Escrow Agent for disbursement to Seller a sum equal to the remaining portion of the Purchase Price (subject to the credits, prorations and adjustments provided hereby) via wire transfer of immediately available funds from the Escrow Agent to an account designated by Seller in a written notice to Purchaser delivered at least two days prior to the Closing Date, such notice to contain all information necessary for the Escrow Agent to effectuate such transfer. The net closing proceeds shall be wire transferred to such account or accounts as Seller may designate, and actually received in such account or accounts, no later than 1:00 p.m. (local New York, NY time) on the Closing Date (the “Wiring Deadline”), with time being strictly of the essence thereto (and in the event the net closing proceeds are not actually received in such account or accounts as of the Wiring Deadline, then the Apportionment Time (as hereinafter defined) for the prorations required to be performed under Section 9.5 shall be revised to be effective as of 11:59 p.m. (local New York, NY time) on the day prior to the day on which Seller’s net proceeds are actually received prior to the Wiring Deadline).
          9.3.3 Costs. Purchaser will pay all costs allocated to Purchaser pursuant to Section 9.5 of this Agreement.
     9.4 Intentionally Omitted.
     9.5 Costs and Adjustments at Closing.
          9.5.1 Expenses. Seller shall pay the Virginia Grantor’s Tax payable pursuant to §58.1-802 of the Code of Virginia. Purchaser shall pay, in connection with the recording of the Deed, the state recordation tax and any city and county recordation tax payable pursuant to §58.1-801 and §58.1-814 of the Code of Virginia. Any other taxes and recording fees imposed upon or payable in connection with the recordation of the deed to the Property, and any closing or escrow fees of the Escrow Agent shall be paid one-half by Purchaser and one-half by Seller. Purchaser shall pay all costs and fees for title examination, title insurance and other title company charges, any updates of the survey of the Property required by Purchaser and all of Purchaser’s due diligence studies and investigations. Purchaser shall pay all costs in connection with the assignment and assumption of the Metropolitan Loan, including, without limitation, any application or assumption fees charged by Metropolitan and any recordation taxes in connection therewith. Seller and Purchaser shall each pay its respective attorney’s fees.
          9.5.2 Real Estate and Personal Property Taxes. Real estate, personal property and ad valorem taxes for the year in which the Closing occurs, and any vault charges will be prorated between Seller and Purchaser as of the Apportionment Time on the basis of actual bills therefor, if available. If such bills are not available, then such taxes and other charges shall be prorated on the basis of the most currently available tax bills and, thereafter, promptly re-prorated upon the availability of actual bills for the period. All rebates or reductions in taxes received subsequent to Closing, net of costs of obtaining the same, shall be prorated as of the Apportionment Time, when received. The current installment of all special assessments, if any, which are a lien against the Property at the time of Closing and which are being or may be paid in installments shall be prorated as of the Apportionment Time. As used herein, the term “Apportionment Time” shall mean 11:59 p.m. local New York, NY time on the date immediately prior to the Closing Date.
          9.5.3 Fixed Rents and Additional Rents.
     a) To the extent that Seller or Purchaser receives Rents under any Lease after the Closing Date, the same shall be held in trust by Seller or Purchaser, as the case may be, and shall be applied in accordance with this Section 9.5.3.
     b) Fixed rents paid or payable by tenants under Leases (collectively, “Fixed Rents”) shall be adjusted and prorated, as of the Apportionment Time, on an as, if and when collected basis. Any Fixed Rents collected by Purchaser or

Seller after the Closing from any tenant who owes Fixed Rents for the period during which Closing occurs or for periods prior to the Closing shall be applied first, in payment of Fixed Rents owed by such tenant for the month in which the Closing occurs [and, if, and only if, the Closing occurs within the first ten days of a calendar month, the immediately preceding month]; second, in payment of Fixed Rents owed by such tenant for the period after the month in which the Closing occurs through the end of the month in which such amount is collected; and third, after Fixed Rents for all current periods have been paid in full, in payment of Fixed Rents owed by such tenant for the period prior to the month immediately preceding the month in which the Closing occurs. Each such amount, less any out-of-pocket third party costs of collection (including reasonable attorneys’ fees and expenses) reasonably allocable thereto, shall be adjusted and prorated as provided above, and the party who receives any such amount shall promptly pay over to the other party any portion thereof to which it is so entitled. Set forth on Schedule 9.5.3 is a list of all delinquent rents and other outstanding amounts due Seller under the Leases as of the date hereof. Any Fixed Rents received by Seller after the Closing from any tenant who is not delinquent with respect to Fixed Rents as of the Closing shall belong solely to Purchaser and shall be promptly paid by Seller to Purchaser.
     c) Purchaser shall bill tenants who owe Fixed Rents and “Operating Expense Recoveries” (as defined below) (collectively, “Rents”) for the applicable period during which the Closing occurs and for periods prior to the Closing on a monthly basis for a period of twelve (12) consecutive months following the Closing, provided, however, that Purchaser shall have no obligation to commence any action or proceeding or to make any out-of-pocket expenditure (other than de minimis items such as postage, telephone charges and similar items) to collect any such past due Rents. Notwithstanding Purchaser’s good faith compliance with the provisions of the immediately preceding sentence, if Purchaser does not collect such past due Rents, Seller shall have the right, upon prior written notice to Purchaser, to commence proceedings to collect such delinquencies, provided that (i) Seller shall not be entitled to pursue any Lease termination, dispossess, eviction or similar proceedings against any such tenant and (ii) the sole remedy which may be sought by Seller against any such tenant is money damages. Any payment by a tenant to Purchaser after the Closing Date in an amount less than the full amount of Rents then due and payable by such tenant shall be applied first to Fixed Rents (in the order of priority as to time periods as is set forth in Section 9.5.3(b)) to the extent of all such Fixed Rents that are then due and payable by such tenant, and thereafter to Operating Expense Recoveries (in accordance with the provisions set forth in Sections 9.5.3(d) below).
     d) At least three (3) Business Days prior to Closing, Seller will prepare and submit to Purchaser an estimated reconciliation as of the Apportionment Time of the amounts of all billings and charges for taxes, insurance charges and other operating expenses owed by the tenants under the Leases, taking into account all applicable base years, expense stops, caps or similar matters specified under the Leases (collectively, “Operating Expense Recoveries”), for calendar year 2006. If less amounts have been collected from tenants for Operating Expense Recoveries for calendar year 2006 than would have been owed by tenants under the Leases if the reconciliations under such Leases were completed as of the Apportionment Time based on the taxes, insurance charges and other operating expenses incurred by Seller for calendar year 2006 up to the Apportionment Time, Purchaser will pay such difference to Seller at Closing as an addition to the Purchase Price. If more amounts have been collected from tenants for Operating Expense Recoveries for calendar year 2006 than would have been owed by tenants under the Leases if the reconciliations under such Leases were completed as of the Apportionment Time based on the taxes, insurance charges and other operating expenses incurred by Seller for calendar year 2006 up to the Apportionment Time, Seller will pay to Purchaser at Closing as a credit against the Purchase Price such excess collected amount.
          9.5.4 Utilities. Water, sewer, electric and other utility charges, other than those for which tenants under Leases are responsible directly to the provider, shall be prorated as of the Apportionment Time. If consumption of any of the foregoing is measured by meter, Seller shall, prior to the Closing Date, endeavor to obtain a reading of each such meter and a final bill as of the Closing Date. If there is no such meter or if the bill for any of the foregoing will not have been issued as of the Closing Date, the charges therefor shall be adjusted as of the Apportionment Time on the basis of the charges of the prior period for which such bills were issued and shall be further adjusted between the parties when the bills for the correct period are issued. Seller and Purchaser shall cooperate to cause the transfer of utility accounts from Seller to Purchaser. Seller shall be entitled to retain any utility security deposits to be refunded. At Closing, Purchaser shall post substitute utility security deposits to replace those previously paid by Seller or, if the utility provider will not refund such deposits to Seller, Seller shall be reimbursed therefor by Purchaser at Closing provided the utility provider recognizes the security deposit to be thereafter held for the account of Purchaser or the Property.
          9.5.5 Insurance Policies. Premiums on insurance policies will not be adjusted. As of the Closing Date, Seller will terminate its insurance coverage and Purchaser will effect its own insurance coverage.
          9.5.6 Leasing Commissions and Tenant Allowances. Seller shall be solely responsible for the payment of the leasing commissions and tenant allowance obligations that are identified on Exhibit B-2 and/or Schedules 9.5.6-1 and 9.5.6-2 attached hereto. To the extent that any such items identified on said Exhibit B-2 or Schedule 9.5.6-1 remain unpaid as of Closing, Seller shall pay to Purchaser, as a credit against the Purchase Price, the unpaid balance of all such items, and Purchaser shall then be responsible for the payment of all such items from and after Closing. Except as provided in the immediately preceding sentence, Purchaser shall not be entitled to any credit against or reduction of the Purchase Price for any other leasing commissions or tenant allowances. At Closing, Seller, at Seller’s election, shall either (i) assign and turn over to Purchaser the escrow account containing the amounts listed in the “Outstanding Balance” column set forth on Schedule 9.5.6-2 attached hereto for payment by Purchaser of the leasing commissions and tenant allowance obligations identified on such Schedule 9.5.6-2, or (ii)

in lieu of the assignment contemplated by clause (i) of this sentence, grant Purchaser a credit against the Purchase Price equal to the amounts listed in the “Outstanding Balance” column set forth on Schedule 9.5.6-2.
          9.5.7 Security Deposits. Seller shall pay to Purchaser, as a credit against the Purchase Price, the amount of any security deposits actually received by Seller pursuant to the Leases and not yet refunded to tenants or applied against tenant defaults as permitted pursuant to the Leases; provided, however, with respect to any security deposits which are other than cash, Seller shall deliver to Purchaser at the Closing the original documentation related thereto and if held in the form of a letter of credit, Seller shall deliver the original of such letter of credit and Seller shall cooperate with Purchaser to cause such letter of credit to be reissued in Purchaser’s name or transferred to Purchaser on the Closing Date. Further, Seller agrees to transfer to Purchaser all of Seller’s right, title and interest in and to the escrow account established pursuant to that certain Escrow Agreement by and between Boston Properties Limited Partnership, as Landlord, and Leclair Ryan, a Professional Corporation, as Tenant, and Lawyers Title Insurance Corporation as Escrow Agent, dated September 20, 2004. Purchaser agrees to indemnify, hold harmless and defend Seller from and against any and all obligations, liabilities, costs and claims (including reasonable attorneys’ fees) suffered or incurred by Seller on account of the misapplication or misappropriation on or after Closing of any security deposits so credited or transferred.
          9.5.8 Other Income and Expenses. All other income and ordinary operating expenses for or pertaining to the Property, including, but not limited to, public utility charges, maintenance, service charges, and license fees, will be prorated as of the Apportionment Time.
          9.5.9 Preliminary Closing Statement. The preliminary estimated Closing prorations contemplated by this Section 9.5 shall be prepared by Seller and submitted to Purchaser for review and approval at least three (3) Business Days prior to the Closing Date. Purchaser and its representatives shall be afforded reasonable access to Seller’s books and records with respect to back-up evidence and Seller’s work papers directly pertaining to such preliminary prorations to confirm the accuracy thereof. Such prorations, once agreed upon by Purchaser and Seller, shall be delivered to the Escrow Agent for purposes of making the preliminary proration adjustments at Closing, subject to the final post-Closing adjustments provided for below. The preliminary proration shall be paid at Closing by Purchaser to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Purchaser (if the preliminary prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the remaining portion of the Purchase Price at the Closing.
          9.5.10 Post-Closing Adjustment. All adjustments for items to be prorated pursuant to Section 9.5 shall be done at Closing if known, and if not known, shall be completed within one hundred eighty (180) days after the Closing Date.
          9.5.11 Survival. The provisions of this Section 9.5 shall survive Closing.
ARTICLE 10 DAMAGE AND CONDEMNATION

     10.1 Damage. If, prior to the Closing, all or any portion of the Property is damaged by fire or any other cause whatsoever, Seller shall promptly give Purchaser written notice of such damage.
          10.1.1 Minor Damage. If (a) the cost for repairing such damage is less than Five Million Dollars ($5,000,000) (as determined by an architect or contractor selected by Seller and reasonably acceptable to Purchaser), (b) no Named Required Tenant shall exercise its right to terminate its respective Lease in connection with any such damage, and (c) Purchaser receives reasonably satisfactory evidence that the insurer under Seller’s existing and in force insurance policies does not contest that the damage in question is covered by the applicable insurance policy(ies) and has agreed to the estimate of the cost of repairing such damage as determined pursuant to clause (a) above (any such damage satisfying the requirements of clauses (a), (b) and (c), a “Minor Damage”), then Purchaser shall have the right at Closing to receive as a credit against the Purchase Price the amount of the deductible(s) of such applicable insurance policy (policies), plus all insurance proceeds (including all proceeds of rent loss or business interruption insurance to the extent attributable to periods on and after the Closing) received by Seller as a result of such loss, and an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no other reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property.
          10.1.2 Major Damage. If the damage does not constitute a Minor Damage, then Purchaser shall have the option, exercisable by written notice delivered to Seller within twenty (20) days (the “20 Day Period”) after Seller’s notice of damage to Purchaser (which notice shall be accompanied by an estimate of the cost to repair such damage, as determined by an architect or contractor selected by Seller and reasonably acceptable to Purchaser), either (i) to receive the amount of the deductible(s) of such applicable insurance policy (policies) plus all insurance proceeds (including all proceeds of rent loss or business interruption insurance to the extent attributable to periods on and after the Closing) received by Seller as a result of such loss, and an assignment of Seller’s rights to such insurance proceeds, and this Agreement shall continue in full force and effect with no reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Property; or (ii) to terminate this Agreement. If Purchaser elects to terminate this Agreement, Purchaser shall give notice to Seller thereof within the 20 Day Period, the Deposit shall be returned to Purchaser, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If Purchaser fails to notify Seller within the 20 Day Period of Purchaser’s intention to terminate this Agreement, then Purchaser shall be deemed to have elected option (ii).
     10.2 Condemnation and Eminent Domain. In the event that any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to all or any portion of the Property, Seller shall promptly notify Purchaser thereof, in which event if (a) the value of the portion of the Property so condemned is less than one (1%) percent of the Purchase Price (as mutually agreed between Purchaser and Seller, and if Seller and Purchaser cannot agree on the value thereof, then they shall jointly retain an appraiser to determine such value), (b) no Named Required Tenant shall exercise its right to terminate its respective Lease in connection with any such condemnation, and (c) no material portion of any net rentable area of the Property or any material portion of the parking is taken and the existing access to the Property is not materially and adversely affected or alternative access to the Property is not provided (any such condemnation satisfying the requirements of clauses (a), (b) and (c), a “Minor Condemnation”), then Purchaser shall consummate the purchase of the Property without reduction of the Purchase Price, and the right to collect any condemnation award or compensation for such condemnation shall be assigned by Seller to Purchaser at Closing. In the event that any condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to all or any portion of the Property, and such condemnation does not qualify as a Minor Condemnation, then Purchaser shall have the option, exercisable by written notice delivered to Seller within twenty (20) days after Seller’s notice of the condemnation to Purchaser (which notice shall be accompanied by an estimate of the value, provided by a jointly retained appraiser, of the portion of the Property to be taken), either (i) to consummate the purchase of the Property without reduction of the Purchase Price, and the right to collect any condemnation award and compensation for such condemnation shall be assigned by Seller to Purchaser at Closing; or (ii) to terminate this Agreement. If Purchaser elects to terminate this Agreement, Purchaser shall give notice to Seller thereof, the Deposit shall be returned to Purchaser, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If Purchaser fails to notify Seller within such twenty (20)-day period of Purchaser’s intention to terminate this Agreement, then Purchaser shall be deemed to have elected option (ii).
ARTICLE 11 REMEDIES AND ADDITIONAL COVENANTS
     11.1 Seller Default.
          11.1.1 If Seller breaches its obligation to consummate the Closing hereunder, then Purchaser’s sole and exclusive remedy shall be either to (i) terminate this Agreement by giving written notice thereof to Seller prior to or at the Closing, in which event the Deposit shall be returned to Purchaser, and after the return to Purchaser of the Deposit, neither Seller nor Purchaser will have any further rights or obligations under this Agreement, except for any obligations that expressly survive termination, or (ii) specifically enforce this Agreement (but, except as expressly provided below, no other action, for damages or otherwise, shall be permitted); provided that any action by Purchaser for specific performance must be commenced, if at all, within forty-five (45) days of Seller’s breach, the failure of which shall constitute a waiver by Purchaser of such right and remedy; and provided further that, notwithstanding anything in this Agreement to the contrary, in the event that such default is an intentional, willful breach of this Agreement by Seller then Seller shall also be obligated to reimburse Purchaser for the actual third-party out-of-pocket costs and expenses incurred by Purchaser in connection with its negotiation of this Agreement, in connection with its assumption of the Metropolitan Loan, including any application or other fees or expenses paid or reimbursed to Metropolitan, and in connection with Purchaser’s due diligence review of the Property, in an aggregate amount up to, but not to exceed, $250,000.00 (which reimbursement obligation shall survive any termination of this Agreement). For purposes of this Agreement, an action shall be deemed to have been “commenced” if a complaint has been filed in a court of competent jurisdiction and the defendant has been served within such time period. If Purchaser shall not have commenced an action for specific performance within the aforementioned time period or so notified Seller of its election to terminate this Agreement, Purchaser’s sole and exclusive remedy shall be to terminate this Agreement in accordance with clause (i) above, and this Agreement shall automatically terminate and be of no further force or effect (except for any obligations that expressly survive termination) on the fiftieth (50th) day after the scheduled Closing Date. If there is a failure in any material respect of any condition precedent to Closing hereunder, as set forth in Section 8.1 hereof (except as otherwise specifically provided to the contrary in this Agreement), and such failure is not remedied within the time periods specified in Section 8.1, then (except as otherwise specifically provided to the contrary in this Agreement) Purchaser’s sole and exclusive remedy shall be to terminate this Agreement by giving written notice thereof to Seller prior to or at the Closing, in which event the Deposit shall be returned to Purchaser, and, after the return to Purchaser of the Deposit, neither Seller nor Purchaser will have any further rights or obligations under this Agreement, except for any obligations that expressly survive termination.
          11.1.2 In the event that Purchaser discovers after Closing that Seller breached any of its representations or warranties (or Closing occurs under Section 8.4 hereof notwithstanding a breach), including, without limitation, any representations and warranties in any Seller Estoppel Statement, Purchaser’s sole and exclusive remedy shall be the right to pursue a claim against Seller for Purchaser’s actual monetary damages resulting from such breach, which may in no event exceed the aggregate sum of Three Million Dollars ($3,000,000); provided that, in no event shall Seller have any liability to Purchaser unless an action is commenced within one hundred eighty (180) days following the Closing, TIME BEING OF THE ESSENCE. Notwithstanding the foregoing, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to Purchaser at law, in equity or under this Agreement to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Seller’s representations or warranties being untrue, inaccurate or incorrect if (1) Purchaser knew or is deemed to have known (as defined below) that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing and Purchaser nevertheless closes title hereunder except pursuant to Section 8.4 hereof, or (2) Purchaser’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are less than One Hundred Fifty Thousand Dollars ($150,000.00), in the aggregate. Purchaser shall be “deemed to have known” that a representation or warranty was untrue, inaccurate or incorrect at the time of the Closing if the Property Information furnished or made available to Purchaser by or on behalf of Seller contains information which is inconsistent with such representation or warranty. Seller’s representations and warranties shall survive the Closing for a period of one hundred eighty (180) days following the Closing.
          11.1.3 In no event whatsoever shall Purchaser be entitled to specific performance or any damages, rights or remedies against Seller as a result of any default of Seller hereunder, other than as specifically set forth in this Section 11.1.
     11.2 Purchaser Default. The parties acknowledge and agree that Seller should be entitled to compensation for any detriment suffered if Purchaser defaults in its obligation to consummate the purchase of the Property on the Closing Date for any reason other than a default by Seller or the failure of any condition to Closing expressly set forth herein, but agree that it would be extremely difficult to ascertain the extent of the actual detriment Seller would suffer as a result of such breach or default by Purchaser. Consequently, if Purchaser defaults in its obligation to consummate the purchase of the Property on the Closing Date and Seller is not then in default hereunder and all conditions to Closing of Purchaser set forth in Section 8.1 hereof have been satisfied, then Seller, as its sole and exclusive remedy, shall be entitled to terminate this Agreement by giving written notice thereof to Purchaser at the Closing, in which event the Deposit shall be paid to Seller as fixed, agreed and liquidated damages, and, after the payment of the Deposit to Seller, neither Seller nor Purchaser will have any further rights or obligations under this Agreement, except for any obligations that expressly survive termination. In no event whatsoever shall Seller be entitled to any damages, rights or remedies against Purchaser as a result of any default or breach of any representation or warranty of Purchaser hereunder, other than retaining the Deposit as specifically set forth in this Section 11.2. The provisions of this Section 11.2 shall not in any manner limit or otherwise condition any of the representations or warranties of Purchaser set forth in Section 6.2.3 hereof, and Purchaser’s representations and warranties set forth in such Section 6.2.3 shall survive the Closing.
     11.3 Delivery of Materials. Notwithstanding anything contained in this Agreement to the contrary, if this Agreement is terminated for any reason whatsoever, then Purchaser shall promptly deliver to Seller, without any warranty, representation or recourse whatsoever, all Property Information provided to Purchaser by Seller, including copies thereof in any form whatsoever, including electronic form, along with copies of any and all tests and studies of the Property performed by or on behalf of Purchaser pursuant to Article 5; provided, however, if such termination is the result of Seller’s default hereunder, Purchaser shall have no obligation to deliver any such tests and studies performed pursuant to Article 5 unless Seller pays (or reimburses) the cost thereof. The obligations of Purchaser under this Section 11.3 shall survive any termination of this Agreement.
ARTICLE 12 BROKERAGE COMMISSION
     12.1 Brokers. Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction, except for Eastdil Secured, LLC (“Seller’s Advisor”) and that Seller has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due and payable to any party other than Seller’s Advisor with respect to the transaction contemplated hereby. Seller shall pay all real estate broker’s or finder’s fees or commissions due and payable to Seller’s Advisor, and Purchaser shall have no obligation or liability with respect thereto. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction, and that Purchaser has not taken any action which would result in any real estate broker’s or finder’s fees or commissions being due or payable to any party with respect to the transaction contemplated hereby.
     12.2 Indemnity. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party by reason of a breach of the representation, warranty and covenants made by such party under this Article 12.

Notwithstanding anything to the contrary contained in this Agreement, the indemnities set forth in this Section 12.2 shall survive the Closing.
ARTICLE 13 NOTICES
     13.1 Written Notice. All notices, demands and requests which may be given or which are required to be given by either party to the other party under this Agreement must be in writing.
     13.2 Method of Transmittal. All notices, demands, requests or other communications required or permitted to be given hereunder must be sent (i) by United States certified mail, postage fully prepaid, return receipt requested, (ii) by hand delivery, (iii) by Federal Express or a similar nationally recognized overnight courier service, or (iv) by facsimile with both telephonic confirmation of successful receipt and a confirmation copy delivered by overnight courier service. All such notices, demands, requests or other communications (other than those delivered by facsimile) shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day. All such notices, demands, requests or other communications delivered by facsimile shall be deemed to have been given for all purposes of this Agreement on the date of transmission, provided such transmission occurs on a Business Day and the sender receives electronic confirmation of successful transmission and thereafter delivers a confirmation copy of such transmission by overnight courier service.
     13.3 Addresses. The addresses for proper notice under this Agreement are as follows:

As to Seller:	Commerz Grundlbesitz-Invetmentgesellschaft mbH,
c/o HRO Asset Management, LLC
100 W. 33rd Street, Suite 1002
New York, New York 10001
Attn: Larry Wyman
Phone: (212) 225-9400
Facsimile: (212) 225-9401

With a copy to:	DLA Piper US LLP
1251 Avenue of the Americas
New York, New York 10020
Attn: Martin D. Polevoy, Esq.
Phone: (212) 335-4610
Facsimile: (212) 884-8600

As to Purchaser:	Hines Riverfront Plaza LP
c/o Hines Interests Limited Partnership
555 13th Street, NW, Suite 1020 East
Washington, DC 20004

Attention: John B. Harned
Phone: (202) 434-0275
Facsimile: (202) 347-2802

With a copy to:	Hines Riverfront Plaza LP
c/o Hines Interests Limited Partnership
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118
Attention: Charles N. Hazen
Phone: (713) 966-7602
Facsimile: (713) 966-7851

And with a copy to:	Hines Riverfront Plaza LP
c/o Hines Interests Limited Partnership
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118
Attention: Jason Maxwell, Esq.
Phone: (713) 966-7638
Facsimile: (713) 966-2705

And with a copy to:	Baker Botts L.L.P.
2001 Ross Avenue, Suite 600
Dallas, TX 75201-2980
Attention: Joel M. Overton, Jr., Esq.
Phone: (214) 953-6938
Facsimile: (214) 661-4938

As to Escrow Agent:	Commonwealth Land Title Insurance Company
1015 15th Street N.W., Suite 300
Washington, D.C. 20005
Attention: David P. Nelson
Phone: (202) 312-5109
Facsimile: (202) 737-4108
     Either party may from time to time by written notice to the other party designate a different address for notices within the United States of America. Notices given by the attorneys named in this Section 13.3 shall be deemed equivalent to notices given by Seller or Purchaser (as the case may be).
ARTICLE 14 ASSIGNMENT
     Except for an assignment by Seller as permitted pursuant to Article 16 hereof, neither party shall have the right to assign this Agreement without the prior written consent of the other, which consent may be granted or withheld in the sole and absolute discretion of the party whose consent has been requested; provided that, Purchaser shall have the right to assign its interest in this Agreement to any entity controlled by, controlling, or under common control with, Purchaser so long as Seller is provided evidence satisfactory to Seller that the proposed assignee has the financial capability and other powers and authority necessary to perform the obligations of Purchaser hereunder and the original Purchaser remains fully liable for all obligations of Purchaser hereunder and under the documents required to be delivered by Purchaser at Closing and such assignment occurs no less than seven (7) days prior to the Closing Date and notice of such assignment is given by Purchaser to Seller within one (1) day of such assignment.
ARTICLE 15 MISCELLANEOUS
     15.1 Entire Agreement. This Agreement embodies the entire agreement between the parties and cannot be varied except by the written agreement of the parties and supersede all prior agreements and undertakings.
     15.2 Modifications. This Agreement may not be modified except by the written agreement of the parties.
     15.3 Gender and Number. Words of any gender used in this Agreement will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.
     15.4 Captions. The captions used in connection with the Articles, Sections and Subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.
     15.5 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.
     15.6 Controlling Law. This Agreement will be construed under, governed by and enforced in accordance with the laws of the Commonwealth of Virginia (without reference to conflicts of laws principles).
     15.7 Exhibits. All exhibits, attachments, annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if set forth verbatim herein.
     15.8 No Rule of Construction. Seller and Purchaser have each been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by both Seller and Purchaser, and no rule of construction will be invoked respecting the authorship of this Agreement.
     15.9 Severability. In the event that any one or more of the provisions contained in this Agreement (except the provisions relating to Seller’s obligations to convey the Property and Purchaser’s obligation to pay the Purchase Price, the invalidity of either of which shall cause this Agreement to be null and void) are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein, provided, however, that the parties hereto shall endeavor in good faith to rewrite the affected provision to make it (i) valid, and (ii) consistent with the intent of the original provision.
     15.10 Time of Essence. Time is important to both Seller and Purchaser in the performance of this Agreement, and Purchaser has agreed that TIME IS OF THE ESSENCE as to Purchaser’s obligations with respect to any date set out in this Agreement.
     15.11 Business Days. “Business Day” means any day on which business is generally transacted by banks in the State of New York. If the final date of any period which is set out in any paragraph of this Agreement falls upon a day which is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.
     15.12 No Memorandum. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.
     15.13 Press Releases. Prior to Closing, except as otherwise expressly permitted by Section 15.17, any release to the public of information with respect to the matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller and their respective counsel.
     15.14 Attorneys’ Fees and Costs. In the event either party is required to resort to litigation to enforce its rights under this Agreement, the prevailing party in such litigation will be entitled to collect from the other party all costs, expenses and reasonable attorneys’ fees incurred in connection with such action.
     15.15 Counterparts and Expiration of Offer. This Agreement may be executed in multiple counterparts (which counterparts may be executed by facsimile or electronic signature) which shall together constitute a single document. However, this Agreement shall not be effective unless and until all counterpart signatures have been obtained. An unsigned draft of this Agreement shall not be considered an offer by either party.
     15.16 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER AND PURCHASER HEREUNDER, PURCHASER’S OWNERSHIP OR USE OF THE PROPERTY, AND/OR ANY CLAIMS OF INJURY OR DAMAGE. The jurisdiction and venue for any disputes among the parties hereto arising under this Agreement shall exclusively be the United States District Court for the Northern District of Virginia, and the appropriate appeals courts therefrom. The language to be used in the legal proceedings shall be English and the official version of this Agreement shall be in English. THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS, AND EXPRESSLY HEREBY WAIVE THE RIGHT TO OBJECT TO THIS MUTUALLY AGREED CHOICE OF VENUE AS INCONVENIENT OR OTHERWISE. EACH OF THE PARTIES HERETO AGREE THAT A JUDGMENT, AFTER EXHAUSTION OF ALL AVAILABLE APPEALS, IN ANY SUCH

ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND BINDING UPON THE PARTIES HERETO, AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY A SUIT UPON SUCH JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE JUDGMENT. SELLER HEREBY IRREVOCABLY DESIGNATES, APPOINT AND EMPOWER CT CORPORATION SYSTEMS, 4701 COX ROAD, GLENN ALLEN, VIRGINIA 23060, SO LONG AS THIS AGREEMENT IS IN EFFECT, AS ITS DESIGNEE, APPOINTEE AND AGENT WITH RESPECT TO ANY ACTION IN RESPECT HEREOF, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING AND AGREES THAT THE FAILURE OF ANY SUCH AGENT TO GIVE ANY NOTICE OF ANY SERVICE OF PROCESS TO SELLER SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY JUDGMENT BASED THEREON. Nothing contained in this Section 15.16 shall prevent any party hereto from seeking injunctive relief for any breach of this Agreement in any other court that has jurisdiction over the matter that is reasonably necessary to obtain such relief.
     15.17 Confidentiality.
          15.17.1 Except as provided otherwise in this Section 15.17, Purchaser and Seller, for the benefit of each other, hereby agree that neither of them will release or cause or permit to be released to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose or cause or permit to be publicly announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the other party hereto, which shall not be unreasonably withheld. Notwithstanding the foregoing, each party consents to any disclosure of this Agreement which the other party reasonably believes is required by law or which is recommended in good faith by counsel to such other party. Without limiting the generality of the foregoing, Purchaser acknowledges that Seller is governed under German law by the German Investment Law (InvG) and any required disclosures thereunder shall not be deemed a breach by Seller of this Section 15.17. Further, without limiting the generality of the foregoing, Seller acknowledges that Purchaser (or its affiliates or any entity advised by Purchaser’s affiliates) shall be permitted to disclose the transaction contemplated by this Agreement and/or the terms of this Agreement and any such information relating to the Property in any document as may be necessary to comply with any applicable federal or state securities laws, rules, or regulations or to comply with the requirements of the Securities and Exchange Commission, the New York Stock Exchange or any similar agency or body, and any such disclosures shall not be deemed a breach by Purchaser of this Section 15.17.
          15.17.2 It is understood that the foregoing shall not preclude any party from discussing the substance or any relevant details of the transactions contemplated in this Agreement on a confidential basis with such party’s spouse or any of its attorneys, accountants, auditors, professional consultants, financial advisors, rating agencies, or potential lenders and investors, title companies, surveyors, third party contractors conducting due diligence investigations, tenants in connection with requesting the Lease Certificates, or governmental authorities in connection with requesting certificates of zoning compliance, as the case may be, or prevent any party hereto, or its affiliates or advisors, from complying with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.
          15.17.3 Purchaser shall indemnify and hold Seller harmless, and Seller shall indemnify and hold Purchaser and the affiliates of Purchaser harmless, from and against any and all actual direct claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by the other party and proximately caused by a breach by Purchaser or Seller, as the case may be, of the provisions of Section 15.17; but this Section 15.17.3 will not entitle either Purchaser, Seller, Purchaser’s affiliates or Seller’s affiliates, or any other person or entity, to recover consequential damages.
          15.17.4 In addition to any other remedies available to Seller and Purchaser, Seller and Purchaser shall each have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the other party or its representatives in order to enforce the provisions of Section 15.17.
          15.17.5 Notwithstanding any other provision of this Agreement, the provisions of Section 15.17 shall survive the termination of this Agreement for one (1) year following the Effective Date.
     15.18 Cooperation with Purchaser’s Auditors and SEC Filing Requirements.
          15.18.1 Prior to and after the Closing, Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, to enable Purchaser (or Hines Interests Limited Partnership [“HILP”] or an affiliate of HILP) and/or Purchaser’s auditor (Deloitte & Touche LLP or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property for calendar year 2005 and calendar year 2006 year to date. Purchaser shall be responsible for all out-of-pocket costs associated with this audit. Seller shall cooperate (at no cost to Seller) with Purchaser (or HILP or an affiliate of HILP) and Purchaser’s auditor in the conduct of such audit. In addition, to the extent the same are in the possession or control of Seller, or its property manager or accountants, Seller agrees to provide to Purchaser (or HILP or an affiliate of HILP) and/or Purchaser’s auditor such additional historical financial statements for the Property, including income and balance sheet data for the Property for up to three (3) years prior to the year in which the Closing occurs. Without limiting the foregoing, (i) Purchaser (or HILP or an affiliate of HILP) or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Purchaser (or HILP or an affiliate of HILP) such financial and other information as may be reasonably required by Purchaser (or HILP or an affiliate of HILP) to make any required filings with the Securities and Exchange Commission or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, its property manager or accountants, at no material cost to

Seller, and in the format that Seller (or its property manager or accountants) have maintained such information.
          15.18.2 Purchaser acknowledges that any such audit and other information provided by Seller pursuant to Section 15.18.1 shall be subject to the confidentiality provisions set forth in Section 15.17 above.
          15.18.3 The provisions of this Section 15.18 shall survive the Closing.
     15.19 Post-Closing Escrow. Seller and Purchaser hereby agree that Purchaser shall deposit on the Closing Date a portion of the Purchase Price in an amount equal to Three Million and 00/100 ($3,000,000.00) Dollars (which amount may be subject to increase pursuant to Section 8.4.2), with Escrow Agent pursuant to an escrow agreement in the form attached hereto as Exhibit J (the “Post-Closing Escrow Agreement”), which sum (as so increased, if applicable) shall hereinafter be referred to as the “Post Closing Escrow”. The Post Closing Escrow shall be held by Escrow Agent in a separate interest-bearing account pursuant to the terms of the Post-Closing Escrow Agreement and all earnings or interest on the Post Closing Escrow shall be paid to Seller upon termination of the Post Closing Escrow or upon earlier demand by Seller. Disbursements from the Post Closing Escrow shall be made in accordance with the terms of the Post-Closing Escrow Agreement to reimburse Purchaser only for claims (i) for breaches of Seller’s representations or warranties pursuant to Section 11.1.2 hereof or for any damage, loss, cost or expense suffered by Purchaser as a result of materially adverse matters disclosed in an Unacceptable Lease Certificate for which Seller elects to deliver a Seller’s Estoppel Statement in lieu thereof pursuant to Section 8.3.2 of this Agreement, in each case actions for which are commenced within one hundred eighty (180) days following the Closing, (ii) for any amounts due to Purchaser pursuant to Sections 8.4.2 or 9.5, or (iii) for any breach by Seller of its representations, warranties or obligations under Article 12. If any amounts remain in the Post Closing Escrow as of the date which is one hundred eighty (180) days after the Closing Date, unless and to the extent Purchaser has commenced such an action for any such breach under clauses (i) or (iii) of this Section 15.19 or submitted a claim for any disbursement from the Post Closing Escrow under clause (ii) of this Section 15.19 on or before such date, Seller and Purchaser shall cause such amounts to be promptly disbursed to Seller by the Escrow Agent. In the event that, as of the date which is one hundred eighty (180) days after the Closing Date, Purchaser has, in the case of clauses (i) or (iii) of this Section 15.19, commenced such an action or, in the case of clause (ii) of this Section 15.19, submitted a claim for any disbursement from the Post Closing Escrow in accordance with the immediately preceding sentence, and there remain amounts in the Post Closing Escrow which would not be necessary to satisfy such claims and disbursements, Seller and Purchaser shall cause such remaining amounts to be promptly disbursed to Seller by the Escrow Agent. The provisions of this Section 15.19 shall survive the Closing.

     IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the date first written above.

SELLER:

COMMERZ GRUNDBESITZ-INVESTMENTGESELLSCHAFT mbH, a limited liability company under German law, acting as investment company for the account of the German open-ended real estate investment fund HAUS-INVEST Global

By:	/s/

Name:

Title:	Authorized Signatory

By:

Name:

Title:

PURCHASER:

HINES RIVERFRONT PLAZA LP, a Delaware limited partnership

By:	Hines Riverfront Plaza GP LLC, a Delaware limited liability company, its general partner

	By:	/s/

Name:

	Title:	Authorized Signatory

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